EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Sound Advice, Inc.:

         We consent to incorporation by reference in the registration statement on Form S-8 of Sound Advice, Inc. of our report dated September 18, 1996, relating to the consolidated balance sheets of Sound Advice, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, and related schedule, which report appears in the June 30, 1996 annual report on Form 10-K of Sound Advice, Inc.

/s/ KPMG Peat Marwick LLP
-------------------------
KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida
May 14, 1997